Exhibit 99

East Hills, NY (December 6, 2005) –– Pall Corporation (NYSE: PLL) today reported sales and earnings results for the first quarter ended October 31, 2005.

Sales increased 4% to $431.2 million compared to $414.7 million last year. Reported earnings were $25.1 million or 20 cents per share as compared to $21.7 million or 17 cents per share last year. On a pro forma basis, earnings were $25.3 million or 20 cents per share excluding restructuring and other (gains)/charges, net of related tax effect, as compared to $26.4 million or 21 cents per share last year. The impact of stock compensation and the adoption of SFAS No. 123R, “Share-Based Payment” reduced earnings per share in the quarter by 2 cents. The effect of foreign currency translation on sales and net earnings was not significant in the quarter.

Eric Krasnoff, Chairman and CEO, said, “In the quarter, we saw growth across all Industrial segments and in BioPharmaceuticals. Asia posted strong growth of 13%, and in Europe we see signs of an improving economy. SG&A improved 40 basis points and would have increased 80 basis points if not for the stock compensation expense in the quarter. This reflects the effectiveness of our CoRe cost reduction programs and integration of our business structure. Gross margins were atypically low in the quarter due to nonrecurring costs. They are now expected to be on par for the full year over last year.”

The results reported in local currency by business are:

Overall, Industrial sales increased 6% and operating profit margin was 10.7%, on par with last year. Operating profit dollars increased 4 1/2% to $28 million, driven by improvements in Aerospace and Microelectronics. This was partly offset by product mix in General Industrial.

Sales in General Industrial increased 5% in the quarter. Within General Industrial, Machinery & Equipment sales increased 9% reflecting strong growth in Asia, where sales increased 32 1/2%. Fuels & Chemicals sales grew 5%. Power Generation sales increased 5 1/2% in the quarter driven by growth in Europe and Asia. Food and Beverage sales were up 2%. While Municipal Water sales were level with last year's first quarter, orders increased 56%.

Microelectronics sales were up 4% driven by growth in the display and data storage markets. Operating profit margin improved to 16.8% and operating profit dollars increased 5% to $9 million. Aerospace had a very good quarter with sales increasing 12 1/2%, driven by growth in both the Military and Commercial portions of the business. The overall Aerospace operating margin improved to 16.4%, while operating profit dollars increased 40% to $7.1 million.

Turning now to Life Sciences, sales increased by 2% in the quarter. The operating profit margin declined to 15.1%. In the quarter, we transferred remaining corporate R&D into the business units with the lion's share going into Life Sciences. BioPharmaceuticals sales in the quarter increased 5% driven by strong growth in consumables. Market trends continue to be strong in biotech.

Within Medical, sales in our BioSciences submarket increased 8%, with laboratory product sales up for the sixth consecutive quarter. Sales in our Blood Filtration submarket were down 3%. This is due primarily to long-term contracts with major blood banking customers which we announced last fiscal year.

The results by geography, with sales reported in local currency, are:

Sales in Asia were up 12 1/2% driven by double-digit growth in General Industrial and Microelectronics. We continue to invest broadly in Asia in sales and manufacturing and, to a lesser extent, in infrastructure. Operating profit margin was 14.2% on par with last year, while operating profit dollars increased 13 1/2% to $15.1 million.

European sales increased 3% after being essentially flat all of last year. Strong growth in Aerospace and BioPharmaceuticals stood out. Operating profit margins declined to 6.5%, while operating profit dollars decreased 38 1/2% to $12.9 million.

In the Western Hemisphere, sales increased 1% while orders were very strong. Double-digit growth in Aerospace and modest growth in General Industrial was offset by shortfalls in Medical and Microelectronics. BioPharmaceuticals sales were flat. Operating margins were 13.4%, on par with last year. Operating profit dollars increased 5% to $28.4 million.

Mr. Krasnoff concluded, “With the first quarter results falling within our expectations, we are on track to achieve guidance for the year”.

Tomorrow, December 7, 2005, at 8:30 am EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast from the home page of the Company's website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:
Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, semiconductor, water purification, aerospace and broad industrial markets. Total revenues for fiscal 2005 were $1.9 billion. The Company headquarters is in East Hills, New York with extensive operations throughout the world. Visit Pall at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques and its ability to achieve the savings anticipated from its cost reduction initiatives; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the Web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall's current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall's GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall's financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Financial Tables Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)

	OCT. 31, 2005	JUL. 31, 2005

Assets

Cash and short-term investments	$179,688	$164,928
Accounts receivable, net	443,021	493,650
Inventories, net	402,956	365,929
Other current assets	139,516	135,885

Total current assets	1,165,181	1,160,392

Property, plant and equipment, net	606,167	608,758
Other assets	496,672	496,151

Total assets	$2,268,020	$2,265,301

Liabilities and Stockholders' Equity

Short-term debt	$25,362	$25,658
Accounts payable, income taxes
and other current liabilities	397,889	431,481

Total current liabilities	423,251	457,139

Long-term debt	528,583	510,161
Deferred taxes and other
non-current liabilities	160,669	158,024

Total liabilities	1,112,503	1,125,324

Stockholders' equity	1,155,517	1,139,977

Total liabilities and
stockholders' equity	$2,268,020	$2,265,301

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PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Amounts in thousands, except per share data)

FIRST QUARTER ENDED

OCT. 31, 2005			OCT. 31, 2004

Net sales	$431,162		$414,732
Cost of sales	229,485	(a)	214,860

Gross profit	201,677		199,872

Selling, general and
administrative expenses	149,707		145,680
Research and development	13,066		13,713
Restructuring and other
(gains)/charges, net	(50)	(a)	5,523	(c)
Interest expense, net	5,739		5,707

Earnings before
income taxes	33,215		29,249
Provision for
income taxes	8,105		7,550

Net earnings	$25,110		$21,699

Earnings per share:
Basic:	$0.20		$0.17

Diluted:	$0.20		$0.17

Average number of
shares outstanding:
Basic:	124,887		124,172
Diluted:	125,690		125,009
Net earnings
as reported	$25,110		$21,699
One-time purchase
accounting adjustment
and restructuring and
other charges, net, after
pro forma tax effect	171		4,728

Pro forma earnings	$25,281		$26,427

Diluted earnings per
share as reported	$0.20		$0.17
One-time purchase accounting
adjustment and restructuring
and other charges, net	$—	(a)	$0.04	(c)

Pro forma diluted
earnings per share	$0.20	(b)	$0.21

(a) Included in cost of sales is a charge of $311 related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, "Business Combinations". Restructuring and other (gains)/charges, net, includes a gain of $1,806 (1 cent per share, after pro forma tax effect) on the sale of an investment partly offset by severance and other costs of $1,756 (1 cent per share, after pro forma tax effect) primarily related to our on-going business restructuring and realignment into two globally integrated business groups.

(b) Includes expense of $2,390 (2 cents per share, after pro forma tax effect) related to stock compensation expense and the adoption of SFAS No. 123R, "Share-Based Payment".

(c) Restructuring and other (gains)/charges, net, includes $2,648 (2 cents per share, after pro forma tax effect), primarily comprised of severance and other costs related to the restructuring of operations into globally integrated businesses and $2,875 (2 cents per share, after pro forma tax effect) related to the impairment of an investment.

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PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

SALES FIRST QUARTER ENDED:	OCT. 31, 2005	OCT. 31, 2004	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$95,147	$95,465		(1/2)	--
BioPharmaceuticals	73,800	70,789	4	1/2	5

Total Life Sciences	168,947	166,254	1	1/2	2

General Industrial	165,395	158,221	4	1/2	5
Aerospace	43,412	38,837	12		12	1/2
Microelectronics	53,408	51,420	4		4

Total Industrial	262,215	248,478	5	1/2	6

Total	$431,162	$414,732	4		4	1/2

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$154,635	$152,278	1	1/2	1
Europe	171,688	169,758	1		3
Asia	104,839	92,696	13		12	1/2

Total	$431,162	$414,732	4		4	1/2

TOTAL SALES
Western
Hemisphere	$212,046	$201,879
Europe	200,356	195,917
Asia	106,604	93,955
Eliminations	(87,844)	(77,019)

Total	$431,162	$414,732

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OPERATING PROFIT
FIRST QUARTER ENDED:	OCT. 31, 2005%		OCT. 31, 2004%

MARKET SEGMENT
INFORMATION:

Medical	$10,147	10.7	$13,795	14.5
BioPharmaceuticals	15,410	20.9	16,941	23.9

Total Life Sciences	25,557	15.1	30,736	18.5

General Industrial	11,961	7.2	13,192	8.3
Aerospace	7,116	16.4	5,089	13.1
Microelectronics	8,959	16.8	8,514	16.6

Total Industrial	28,036	10.7	26,795	10.8

Subtotal	53,593	12.4	57,531	13.9
Restructuring and other charges	(261)		(5,523)
General corporate expenses	(14,378)		(17,052)
Interest expense, net	(5,739)		(5,707)

Earnings before income taxes	$33,215		$29,249

GEOGRAPHIC INFORMATION:
Western Hemisphere	$28,421	13.4	$27,063	13.4
Europe	12,929	6.5	21,014	10.7
Asia	15,090	14.2	13,311	14.2
Eliminations	(2,847)		(3,857)

Subtotal	53,593	12.4	57,531	13.9
Restructuring and other charges	(261)		(5,523)
General corporate expenses	(14,378)		(17,052)
Interest expense, net	(5,739)		(5,707)

Earnings before income taxes	$33,215		$29,249

Contact:

Marcus Wilson Pall Corporation Tel: (516) 801-9800

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